Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-33534, No. 333-45752, No. 333-55992, No. 333-62288 and No. 333-90092) of JNI Corporation of our report dated March 18, 2003 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

San Diego, California

March 28, 2003